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                     December 20, 2023

       John Markovich
       Chief Financial Officer
       D-Wave Quantum Inc.
       3033 Beta Avenue
       Burnaby, British Columbia V5G 4M9
       Canada

                                                        Re: D-Wave Quantum Inc.
                                                            Form 10-Q for the
Quarterly Period Ended September 30, 2023
                                                            Filed November 9,
2023
                                                            File No. 001-41468

       Dear John Markovich:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology